Exhibit 99.1

GAP INC. NAMES GLOBAL BRAND PRESIDENT FOR OLD NAVY

Seasoned apparel executive from H&M, Stefan Larsson, to grow

Old Navy's domestic and international business

SAN FRANCISCO - April 30, 2012 - Completing a global search that began in February, Gap Inc. (NYSE: GPS) today announced that Stefan Larsson, a veteran of nearly 15 years with the successful fashion retailer H&M, will become the first global brand president for Old Navy.  Larsson will join the company by October. The announcement comes as Gap Inc. prepares to open its first Old Navy store outside North America, in Japan, in July.

"Stefan is a rising star within apparel retail, with proven experience in the value sector.  He's tackled some of the most complex challenges in our industry and has a deep appreciation for the need to balance great product and operational excellence," said Glenn Murphy, chairman and CEO of Gap Inc.  "Stefan understands Old Navy's unique brand positioning and significant potential for future growth in North America and around the world."

Over nearly 15 years, Larsson was part of the team responsible for growing H&M, with revenues increasing from about $3 billion to about $17 billion and operations expanding from 12 to 44 countries.  Larsson most recently served as head of Global Sales for H&M with responsibility for about 2,300 stores worldwide. His role encompassed all aspects of the business that are customer-facing: product and visual merchandising, store operations, store design and development, inventory management, and customer service.

Previously, Larsson was responsible for successfully orchestrating the company's global expansion by leading real estate, store design and store construction. Other roles included overseeing the launch of H&M on the West Coast of the United States, and spending nearly seven years with the company in numerous global roles with responsibility for product, including merchandising, assortment development, planning and production for the company.

Larsson said, "I'm passionate about the apparel industry, and I believe success starts with having amazing product in the ideal stores in each market.  Few brands capture the loyalty of consumers like Old Navy, and it's incredibly exciting to have the opportunity to take this uniquely American and family-focused brand through its next phase of growth."

Launched in 1994, Old Navy brings fun, fashion and value to the whole family.  Customers quickly connected with the brand, as Old Navy became the first retailer to reach $1 billion in annual sales in less than four years of operation.  At the end of fiscal year 2011, Old Navy operated 1,016 stores in North America, with net store sales of $5.04 billion.

"Given his accomplishments, product insights, and global outlook, Stefan's vast experience not only benefits Old Navy but will help Gap Inc. on multiple levels," Murphy added.  "He's a strong addition to our senior management team."

Larsson joined H&M in 1998, after earning his undergraduate and graduate degrees in business and economics in Scandinavia.

Nancy Green, EVP & Chief Creative Officer, and Tom Sands, EVP of Stores and Operations, will continue to jointly lead Old Navy until Larsson joins the company later this year. Old Navy posted improved sales results in February and March, the first two months of the 2012 fiscal year.

Forward-Looking Statements

This press release contains forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as "expect," "anticipate," "believe," "estimate," "intend," "plan," "project," and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding:

  Future domestic and international Old Navy growth;
  Old Navy stores in Japan; and
  Potential for Old Navy in North America and around the world.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company's actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following:

  the risk that changes in general economic conditions or consumer spending patterns could adversely impact the company's results of operations;
  the highly competitive nature of the company's business in the United States and internationally;
  the risk that the company will be unsuccessful in gauging apparel trends and changing consumer preferences;
  the risk to the company's business associated with global sourcing and manufacturing, including sourcing costs, events causing disruptions in product shipment, or an inability to secure sufficient manufacturing capacity;
  the risk that the company's efforts to expand internationally may not be successful;
  the risk that the company will be unsuccessful in identifying, negotiating, and securing new store locations and renewing, modifying or terminating leases for existing store locations effectively;
  the risk that comparable sales and margins will experience fluctuations;
  the risk that trade matters could increase the cost or reduce the supply of apparel available to the company and adversely affect its business, financial condition, and results of operations;
  the risk that updates or changes to the company's information technology ("IT") systems may disrupt its operations;
  the risk that natural disasters, public health crises, political crises, or other catastrophic events could adversely affect the company's operations and financial results;
  the risk that acts or omissions by the company's third-party vendors, including a failure to comply with the company's code of vendor conduct, could have a negative impact on its reputation or operations;
  the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; and
  the risk that changes in the regulatory or administrative landscape could adversely affect the company's financial condition, strategies, and results of operations.

Additional information regarding factors that could cause results to differ can be found in the company's Annual Report on Form 10-K for the fiscal year ended January 28, 2012. Readers should also consult the company's other filings with the U.S. Securities and Exchange Commission.

These forward-looking statements are based on information as of April 30, 2012. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, and Athleta brands. Fiscal 2011 net sales were $14.5 billion. Gap Inc. products are available for purchase in over 90 countries worldwide through about 3,000 company-operated stores, about 200 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:

Mike Jenkins

(415) 427-4454

investor_relations@gap.com

Media Relations Contact:

Edie Kissko

(415) 427-4173

press@gap.com